  PRESS RELEASE

                        For Release:  Immediate
                        Contact:          Scott Monette
                                                          314/877-7113

RALCORP HOLDINGS, INC. NAMES RICHARD R. KOULOURIS
CORPORATE OFFICER

St. Louis, MO, November 6, 2003 . . .Ralcorp Holdings, Inc. (NYSE:RAH) announced today that Richard R. Koulouris was promoted to Corporate Vice President and President of Bremner, Inc., and Nutcracker Brands, Inc. Mr. Koulouris has served as Vice President, Director of Operations for Bremner since 1995. In his new position, Mr. Koulouris will oversee all functions of the Company’s Cracker & Cookie business unit as well as its Snack Nuts & Candy business unit, and will report to Kevin Hunt, Co-CEO and President of Ralcorp.

    Mr. Hunt said, “Rich Koulouris has done an outstanding job overseeing the operations of our Cracker &

Cookie business unit. Bremner has grown significantly over the last six years through five acquisitions and organic growth.

Rich’s leadership efforts have been key factors in allowing us to integrate the acquisitions and become the leading store brand cracker and cookie company. I am confident Rich will continue to be successful as he assumes broader management roles for Bremner and Nutcracker.”

    Mr. Koulouris rejoined Bremner in 1994 as Director of Operations. Prior to rejoining Bremner, Mr. Koulouris served as Director of Operations for President Baking Company from 1992 to 1994. He also held positions of increasing responsibility with the Ralston Purina Company from 1980 to 1992, including Purchasing Agent, Assistant Production

Manager, Quality Assurance Manager and Production Manager.

    Mr. Koulouris graduated from Xavier University with a Bachelor of Science degree in Business Administration in 1979. He is married with two children, and will headquarter in St. Louis, MO.

    Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery,

mass merchandise and drug store retailers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals,

crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups,

and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.

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NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission.